EXHIBIT 99.1

Allied Nevada Reports Second Quarter 2009 Financial Results

August 7, 2009 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) reported its financial and operating results for the three and six months ended June 30, 2009 and reiterated its outlook for the remainder of 2009. The financial results are based on United States GAAP and are expressed in U.S. dollars.

Q2 2009 Highlights:

•

Mining and leaching activities at Hycroft are ramping up as expected with solution flows from the leach pad nearly doubling in the second quarter. In the first half of 2009, the mine placed higher than expected ore grades of both gold and silver, averaging 0.0222 ounces per ton (“opt”) gold and 0.2178 opt silver. During the first half of 2009, ore placed on the pad contained approximately 106,000 ounces of gold (or approximately 60,000 ounces of recoverable gold). Project to date, up to June 30, 2009, approximately 19,500 ounces of gold have been produced. The mine is expected to produce approximately 80,000 – 87,000 ounces of gold in 2009 at a cost of sales per gold ounce of $460-$480. Current spot metals prices exceed management’s expectation and, should the trend continue through the year, revenue is anticipated to be significantly higher than originally expected.

•

The Company reported a net loss of $6.9 million ($0.12 per share) and $14.5 million ($0.25 per share) for the second quarter and first half of 2009, respectively, compared with a net loss of $9.9 million ($0.18 per share) and $16.7 million ($0.34 per share) for the same periods in 2008.

•

Cash used in operating activities of $11.0 million and $22.9 million in the second quarter and first half of 2009, respectively, increased from $4.4 million and $7.6 million cash used for the same periods in 2008, as the mine was not yet in production.

•

Gold sales for the three and six months ended June 30, 2009 were 3,944 ounces and 7,343 ounces, respectively, at cost of sales per gold ounce[1] of $392 and $490, respectively. Inventory of approximately 11,700 ounces of gold was in zinc precipitate or on carbon and waiting for refining as at June 30, 2009. The refinery is completing its commissioning phase and it is expected that a significant portion of the inventory will be refined by the end of the third quarter.

•

For the three and six month periods ended June 30, 2009, cash used in investing activities was $1.2 million and $1.3 million, respectively, compared with $11.5 million and $28.1 million in the second quarter and first half of 2008. Capital expenditures in the second quarter and first half of 2009 of $0.9 million and $1.0 million were for the purchase additional equipment. The Company purchased a new 200-ton haul truck for $2.8 million under a 60-month capital lease in the second quarter.

•

For the three and six months ended June 30, 2009, cash provided by financing activities was $14.4 million and $20.5 million, respectively, compared with $59.1 million and $67.2 million in the same prior year periods, primarily due to the issuance of common stock in the second quarter of 2008.

•	Allied Nevada ended the quarter with a cash and cash equivalent balance of $12.8 million compared with $16.5 million as at December 31, 2008.
•	Allied Nevada celebrated the grand opening of its wholly owned Hycroft mine on June 17, 2009.

_________________

1 The term "cost of sales per gold ounce" is a non-GAAP financial measure.  Please see the section regarding non-GAAP measures in the press release.

The Hycroft mine reached the commissioning phase of operations as of July 2008, and poured its first gold on December 7, 2008. On June 17, 2009, Allied Nevada celebrated the grand opening of the Hycroft mine in connection with its Annual Shareholder’s Meeting, which was held in Winnemucca, Nevada. All voting matters as set out for in the management information circular were approved at the Annual Meeting. Further details regarding the voting can be found in our 10-Q for the period ended June 30, 2009 filed with the U.S. Securities and Exchange Commission at wws.sec.gov and on SEDAR at www.sedar.com.

Operations Update

Key operating statistics for the three and six months ended June 30, 2009 are as follows:

	Three months ended June 30, 2009	Six months ended June 30,2009

Ore mined (tons)	3,097,451	4,803,785
Waste mined (tons)	3,483,543	8,922,541
Total material mined (tons)	6,580,994	13,726,326

Ore grade – gold (ounces per ton)	0.0242	0.0222
Ore grade – silver (ounces per ton)	0.2685	0.2178

Ounces sold - gold	3,944	7,343
Ounces sold - silver	6,628	11,003

Average realized price - gold	$943.08	$935.24
Average realized price - silver	$14.25	$13.59

Average spot price - gold	$922.18	$915.18
Average spot price - silver	$13.76	$13.17

Cost of sales, net of byproduct credits (millions)(1)	$1,545	$3,598
Cost of sales per gold ounce(1)	$392	$490

1The term "cost of sales per gold ounce" is a non-GAAP financial measure.  Please see the section on non-GAAP measures in this press release.

There is no comparable operating data for the second quarter and first half of 2008, as the mine was not yet in production.

Production continued to ramp up as expected during the first half of 2009 and the mine continues to works towards achieving “steady-state” production. During the three and six months ended June 30, 2009, there were approximately 3.1 million and 4.8 million tons of ore mined, and 3.5 million and 8.9 million tons of waste mined, respectively. The average gold grade was 0.0242 and 0.0222 ounces per ton during the three and six months ended June 30, 2009, respectively. In the first half of 2009, the mine placed higher than expected grades of both gold and silver on the pads, which more than compensates for lower than anticipated ore tonnage placed in the same period, primarily due to sequencing issues in the ore model and unscheduled equipment maintenance. Additionally, solution flow rates have nearly doubled through the second quarter. During the first half of 2009, ore placed on the pad contained approximately 106,000 ounces of gold (which equates to approximately 60,000 ounces of recoverable gold). Project to date, as of June 30, 2009, approximately 19,500 ounces of gold have been produced.

Cost of sales per gold ounce1 decreased in the second quarter of 2009 to $392 per ounce as compared with $604 per ounce in the first quarter of 2009 for an average cost per gold ounce sold for the first half of 2009 of $490 per ounce. The decrease in average cost of sales per gold ounce in the second quarter is

Q2 2009 Financial Results	2

primarily attributed to higher ore grades mined and higher ore tons mined in the second quarter as compared with the first quarter of 2009.

Currently, material being placed on the heap from the Brimstone pit is almost entirely acid-leached altered volcanic material, as compared with historic material mined, which only contained approximately 10% acid-leached alteration. Preliminary laboratory and bulk field testing indicates that gold recovery from acid-leached material may be in the range of 70% to 80% and may require slower solution application rates. The mine is completing further test work to better understand the optimum flow rate and leach curve associated with this material. As these are preliminary results and, generally, controlled laboratory tests are often higher than actually occurs in real time application, management continues to assume the average 56.6% recovery previously published until further testing and tracking of recoveries provides better confidence as to overall recoveries for this type of mineralization. A new detailed geologic model prepared in the quarter showed that material mined for the remainder of 2009 will be predominantly acid-leached material, which was not predicted in the earlier geologic model.

In May 2009, the Company received an air quality permit authorizing the completion of the refinery at Hycroft. The refinery was brought into operation in June 2009, and is processing gold and silver in inventory. At the end of the second quarter, inventory of approximately 11,700 ounces of gold was in zinc precipitate or on carbon and awaiting refining due to later than anticipated receipt of the permit allowing operation of the refinery. The refinery is expected to reduce overall costs and decrease the processing time for the production of doré going forward.

In June 2009, a decision was made to use an outside contractor to increase the mining rate, resulting in a potential 30% increase to annual production. We anticipate that the full benefit of this increased mining rate will be realized in 2010. Additionally, a new 200-ton haul truck was acquired in the second quarter, increasing the total fleet to six haul trucks.

Also in June 2009, the mine began construction on an expansion of the Brimstone leach pad, which is expected to be completed in November of this year. Progress on the expansion is on plan and budget, and overall cost of the expansion, which will double the area of ore under leach to approximately 2.5 million square feet, is expected to be approximately 30% less than the total cost of the previous pad expansion in 2008. Upon receipt of permits, it is intended that the mine will begin placing ore within the first cell of the expansion area in the third quarter to expand the surface area of ore under leach. In addition, the mine is currently working on amending the water pollution control permit to reallocate ponds and pad flow to increase solution flow to and from the leach pads.

Exploration Update

Exploration activities were reinitiated in the second quarter at Hycroft. A reverse circulation drill was mobilized early in the quarter, followed by a core drill being mobilized in July. The focus of drilling is to improve the confidence level of other mineralized material to the measured and indicated resource level and expanding oxide and sulfide mineralization. Once a favorable feasibility study has been completed on the sulfide mineralization, it is management’s belief that a significant portion of the current measured and indicated resource may be elevated to proven and probable status.

Allied Nevada management is working to maximize the value of the regional exploration properties through joint ventures, royalties or the divestiture of exploration land packages controlled by the Company. Discussions with interested parties are ongoing and any updates will be announced at the appropriate time.

Q2 2009 Financial Results	3

Outlook

The Hycroft mine is well into the commissioning phase and, based on current mine production plans, is expected to reach steady-state production in the second half of 2009. Production in the second half of the year is expected to be stronger in the last quarter due to a delay in ore placement in the first quarter of 2009 and the reduced application of solution with respect to the acid-leached material placed in the first half of 2009. The mine is expected to produce approximately 80,000 – 87,000 ounces of gold in 2009. Current spot metals prices exceed management’s expectations and, should the trend continue through the year, revenue is anticipated to be significantly higher than originally expected.

Mining rates will increase for the remainder of the year as the decision was made to use an outside contractor to increase the mining rate, resulting in an increase to annual production. It is anticipated that the full benefit of this increased mining rate, which may increase production by up to 30%, will be realized in 2010. Construction of the Brimstone leach pad expansion is progressing as planned and management expects to be placing ore on the first cell in the third quarter. Upon completion of the Brimstone leach pad expansion, solution application rates are expected to increase and ore under leach will nearly double to 2.5 million square feet.

Previously stated guidance for cost of sales per gold ounce of between $460 and $480 remains unchanged for 2009, although this estimate was based on higher fuel prices than current market prices and does not take into account any by-product credit for silver sales.

Ongoing metallurgical and variability testing on oxide and sulfide material continued in the second quarter and results are expected in the third quarter.

Management continues to review the viability of various opportunities which have the potential to increase production, decrease costs and generally add value at Hycroft. These opportunities include:

1)	Improve gold and silver grade: improve the operating efficiencies of the Merrill Crowe and Carbon in Leach plants by ‘stacking’ the pregnant solution thereby increasing the grade of gold and silver.
2)

Addition of crush/convey system: metallurgical testing is underway to assess the improvement crushing and placing ore on the leach pads adds to the recovery of gold and silver as compared with run of mine ore.

3)

Sulfide resource: management believes a substantial amount of mineralization is contained in the sulfide layer directly below the oxide resource. We are testing various cost effective extraction techniques commonly used in the industry to further improve the recovery of gold and silver from sulfide mineralization to economically justify the mining of the sulfide resource.

Upon achieving planned production rates and positive cash flow for 2009, management intends to increase its efforts on growth and optimization strategies for Hycroft and accretive development opportunities for the Company.

Cost sensitivities:

Based on current life of mine plans, a $10 per barrel movement in the price of WTI oil will impact the annual operating costs for fuel and lubricants at the Hycroft mine by approximately $1 million.

Exercise of Warrants

Essentially all of the CDN$5.75 warrants issued in connection with the July private placement, with an expiry date of July 16, 2009, were exercised for total gross proceeds of $19.4 million based upon the US/Canadian dollar exchange rate on the exercise dates. Allied Nevada issued 3,780,850 shares for the exercise of these warrants.

Q2 2009 Financial Results	4

Results of Operations

Allied Nevada had a consolidated net loss during the three months ended June 30, 2009 of $6.9 million compared with a consolidated net loss of $9.9 million during the same period of 2008. The decrease in consolidated net loss of $3.0 million is largely due to $3.8 million of revenue from the sale of gold and silver, and a $4.7 million decrease in exploration and land holding costs, which was offset by $1.6 million of cost of sales and a non-cash loss of $3.7 million attributable to the change in fair value of equity-linked financial instruments. For the six months ended June 30, 2009, the Company had a consolidated net loss $14.5 million compared with a consolidated net loss of $16.7 million during the same period of 2008. The decrease in consolidated net loss of $2.2 million is largely due to $7.0 million of revenue from the sale of gold and silver, a $9.2 million decrease in exploration and land holding costs, and a $0.9 million decrease in interest expense, which was offset by $3.7 million of cost of sales, a loss of $5.2 million attributable to the change in fair value of equity-linked financial instruments, $3.9 million of stripping costs, a decrease of $1.0 million from other income, an increase in depreciation and amortization of $0.6 million, and a decrease in interest income of $0.5 million.

During the three months ended June 30, 2009, the Company sold 3,944 ounces of gold at an average price of $944 per ounce for $3.7 million of revenue and 6,628 ounces of silver for approximately $0.1 million of revenue. During the six months ended June 30, 2009, the Company sold 7,343 ounces of gold at an average price of $936 per ounce for $6.9 million of revenue and 11,003 ounces of silver for approximately $0.1 million of revenue. There were no comparable sales of precious metals in the same period of 2008. At the end of the second quarter, approximately 11,700 ounces of gold were in inventory in zinc precipitate or on carbon.

Cost of sales consisted of mining and process costs, together with normal stripping costs that are variable costs of production. For the three months ended June 30, 2009, cost of sales was $1.6 million for 3,944 ounces of gold sold at an average cost of $416 per ounce of gold ($392 per ounce when taking into account silver revenue as a byproduct credit). There was no comparable cost of sales in the same period of 2008. For the six months ended June 30, 2009, cost of sales was $3.7 million for 7,343 ounces of gold sold at an average cost of $510 ($490 per ounce when taking into account silver revenue as a byproduct credit) per ounce of gold. The decrease in average cost of sales per gold ounce for the three months ended June 30, 2009 is primarily attributable to both higher ore grade and higher ore tons mined. There was no comparable cost of sales in the same period of 2008.

Stripping costs represent costs incurred in excess of those considered to be normal and are expensed as incurred. For the three months ended June 30, 2009, stripping costs were nominal. For the six months ended June 30, 2009, stripping costs totaled $3.9 million of which all but a nominal amount was incurred in the first quarter. There were no comparable stripping costs in the same period of 2008.

Exploration and land holding costs decreased to $0.9 million during the three months ended June 30, 2009, as compared with $5.6 million during the three months ended June 30, 2008. The decrease of $4.7 million is primarily due to the following:

•

During the three months ended June 30, 2009, we expensed $0.5 million for a third phase oxide reserve and resource drilling program and a sulfide gold and silver resource development drilling program compared to $4.3 million for drilling and exploration costs at Hycroft in connection with the first phase of the 2008 exploration drilling program in the same period of 2008.

•

As the Hycroft Mine was reactivated in the third quarter of 2008, there were no care and maintenance costs for the three months ended June 30, 2009 compared to $0.7 million of such costs in the same period of 2008.

Q2 2009 Financial Results	5

Exploration and land holding costs decreased to $1.3 million during the six months ended June 30, 2009, as compared with $10.5 million during the first half of 2008. The decrease of $9.2 million is primarily due to the following:

•

During the six months ended June 30, 2009, we expensed $0.5 million for a third phase oxide reserve and resource drilling program and a sulfide gold and silver resource development drilling program compared to $8.0 million of drilling and exploration costs at Hycroft in connection with the first phase of the 2008 exploration drilling program in the same period of 2008.

•

As the Hycroft Mine was reactivated in the third quarter of 2008, there were no comparable costs for the six months ended June 30, 2009 compared to $1.5 million of such costs in the same period of 2008.

Corporate general and administrative costs increased to $3.2 million in the second quarter of 2009, compared to $2.9 million for the same period in 2008. The increase of $0.3 million compared with the same period of 2008 was primarily attributable to $0.2 million of higher compensation, benefits and employee related costs associated with increased staffing levels. Corporate general and administrative costs increased to $5.4 million in the first half of 2009, compared to $4.8 million for the same period in 2008. The increase of $0.6 million compared with the same period of 2008 is primarily attributable to $0.3 million of higher compensation, benefits and employee related costs associated with increased staffing levels and an increase of $0.2 million in investor relations costs largely related to the 2009 Annual General Meeting.

During the three months ended June 30, 2009, depreciation and amortization expense was $0.3 million compared to $0.1 million in the same period of 2008. Substantially all of the $0.2 million increase was attributable to the depreciation of the mining equipment, amortization of royalty rights, mine development costs, the leach pad, and the Asset Retirement Cost (ARC) asset, based upon commencement of production at Hycroft. During the six months ended June 30, 2009, depreciation and amortization expense was $0.8 million compared to $0.2 million in the same period of 2008, substantially all of the $0.6 million increase was attributable to the depreciation of the mining fleet and amortization of royalty rights, mine development costs, and the Asset Retirement Cost (ARC) asset, based upon commencement of production at Hycroft.

Allied Nevada recorded accretion expenses of $0.1 million and $0.2 million for the second quarter and first half of 2009 which was essentially the same as the second quarter and first half of 2008. Accretion expense in the three and six months ended June 30, 2009 was based upon a risk-free credit adjusted rate of 6.6%.

For the three months ended June 30, 2009, Allied Nevada did not have an impairment compared to a $0.4 million impairment in the comparable period of 2008.

Allied Nevada earned a nominal amount in interest income from both our liquid savings and restricted cash accounts during the second quarter of 2009 compared to $0.4 million during the same period in 2008. The decrease in interest on our liquid savings account is largely attributable to substantially lower interest rates and lower average cash balances during 2009 compared to 2008. Although the average balance of our restricted cash increased from $9.1 million to $12.7 million, interest earned on these accounts decreased due to substantially lower rates in 2009 compared to 2008. Allied Nevada earned a nominal amount in interest income from both our liquid savings and restricted cash accounts during the first half of 2009 compared to $0.5 million during the same period in 2008. The decrease in interest on our liquid savings account is largely attributable to substantially lower interest rates and lower average cash balances during 2009 compared to 2008. Although the average balance of our restricted cash increased

Q2 2009 Financial Results	6

from $7.9 million to $12.7 million, interest earned on these accounts decreased due to substantially lower rates in 2009 compared to 2008.

Allied Nevada incurred $0.3 million of interest expense during the second quarter of 2009 compared to $1.1 million during the same period in 2008. The decrease in interest expense of $0.8 million was primarily attributable to approximately $1.1 million of deferred loan costs resulting from the voluntary repayment of the March 2008 credit agreement (the “2008 Credit Agreement”) with Ionic Capital Corp. (“Ionic”) in May 2008. There was no comparable repayment of the Ionic loan and resulting expense of deferred loan costs in the same period of 2009. Allied Nevada incurred $0.3 million of interest expense during the first half of 2009 compared to $1.2 million during the same period in 2008. The decrease in interest expense of $0.9 million was primarily attributable to approximately $1.1 million of deferred loan costs resulting from the voluntary repayment of the 2008 Credit Agreement in May 2008. There was no comparable repayment of the Ionic loan and resulting expense of deferred loan costs in the same period of 2009

For the three month period ended June 30, 2009, the Company recognized a $3.7 million non-cash loss due to a change in fair value of warrants, which are considered to be equity-linked financial instruments, as described in and subject to the guidance of EITF 07-5. There was no comparable gain or loss in the same period of 2008. For the six month period ended June 30, 2009 the Company recognized a $5.2 million non-cash loss due to a change in fair value of warrants, which are considered to be equity-linked financial instruments, as described in and subject to the guidance of EITF 07-5. There was no comparable gain or loss in the same period of 2008.

Other expense, net was $0.6 million for the three month period ended June 30, 2009 compared to other income, net of $0.3 million in the same period of 2008. The net decrease of $0.9 million is primarily attributable to a change in foreign currency translation from a loss of $0.6 million in the second quarter of 2009 compared to a $0.1 million gain in the same period of 2008. Other expense, net was $0.7 million for the six month period ended June 30, 2009 compared to other income, net of $0.3 million in the same period of 2008. The net decrease of $1.0 million is primarily attributable to a change in foreign currency translation from a loss of $0.7 million in the first half of 2009 compared to a $0.1 million gain in the same period of 2008.

Financial Position, Liquidity and Capital Resources

Cash used in operations

Cash used in operations was $22.9 million for the six months ended June 30, 2009, compared to $7.6 million in the same period of 2008. The increase of $15.3 million was primarily attributable to the following:

•

In the six months ended June 30, 2009, cash used to place ore on leach pads, produce precious metals inventory, and to acquire supplies inventory increased to $16.6 million, $1.9 million, and $0.6 million, respectively, compared to $0.8 million cash used to acquire supplies inventory in the same period of 2008.

•

The change in accounts payable balances resulted in a $5.5 million source of cash in the 2008 period compared to a $1.5 million source of cash in the 2009 period, resulting in a $4.0 million of the increase in cash used in operations.

•

The above increases in cash used in operations were partially offset by a $5.2 million non-cash loss attributable to the change in fair value of equity-linked financial instruments, a $2.3 million decrease in the net loss, and a decrease in amortization of non-cash deferred loan costs of $1.2 million in the first half of 2008 compared to the first half of 2009.

Q2 2009 Financial Results	7

Cash used in investing activities

Cash used in investing activities was $1.3 million in the six months ended June 30, 2009 compared to $28.1 million in the same period of 2008. The decrease of $26.8 million is largely due to the following:

•

In the six months ended June 30, 2009, we acquired $1.0 million of equipment compared to $19.8 million of equipment, consisting primarily of the purchase of a used mining fleet, in the same period of 2008.

•

In May 2008, the Company established a $6.8 million collateral account to support an additional surety bond in the amount of $6.8 million for the benefit of the Bureau of Land Management (BLM), which allowed the Company to resume mining operations at the Hycroft mine. There was no comparable transaction in the six months ended June 30, 2009.

•

In the six months ended June 30, 2009, we incurred $0.3 million in mine development costs attributable to proven and probable reserves at the Hycroft mine compared to $2.8 million in mine development costs incurred in the same period of 2008.

•

During the six months ended 2009, the Company entered into a capital lease of a haul truck for $2.8 million compared to two capital leases for a total of $2.2 million in mining equipment during the 2008 period. These amounts are reflected as non-cash financing and investing activities on our Condensed Consolidated Statement of Cash Flows for the three and six months ended June 30, 2009.

•

During the first half of 2008, we received $1.0 million of proceeds from the sale of the Company’s 50% interest in the Hamilton-Treasure Hill mineral property. There were no comparable sales of mineral properties in the first half of 2009.

Cash provided by financing activities

The net cash provided by financing activities was $20.5 million in the six months ended June 30, 2009 compared to $67.2 million during the first quarter of 2008. The decrease of $46.6 million in cash provided by financing activities is the result of the following factors:

•

In April 2008, Allied Nevada sold and issued 14,375,000 shares of its common stock in a public offering and received gross proceeds of CDN$74.4 million or approximately $74.5 million based upon the U.S./Canadian exchange rate at the closing date. Additionally, Allied Nevada incurred $5.2 million of costs in connection with the April 2008 offering.

•	In the first half of 2009, Allied Nevada received $14.2 million from the exercise of 2,740,250 warrants and $0.5 million from the exercise of options.
•	In March 2009, Allied Nevada borrowed $6.3 million from Ionic pursuant to a credit agreement dated March 31, 2009.
•

In March 2008, Allied Nevada borrowed $9.7 million (CDN$10.0 million) from Ionic and paid $1.7 million of deferred loan costs to Ionic. After completion of the April 2008 public offering described above, Allied Nevada voluntarily repaid CDN$10.0 million ($10.1 million).

Liquidity and capital resources

Based upon our current operational assumptions and mine plans, we believe our cash on hand, anticipated operating cash flow from the Hycroft Mine, proceeds from the potential sale of mineral interests and advanced minimum royalty payments, if any, proceeds from the exercise of warrants issued in our July 2007 private placement and the exercise of stock options will be adequate to meet our liquidity needs and fund the planned capital expenditures for the next year. Although we expect to fund our

Q2 2009 Financial Results	8

planned capital expenditures through cash on hand, cash flow from operations, and cash proceeds from the exercise of warrants and stock options, we may need to raise capital through future debt or equity offerings. Our ability to raise and service significant new sources of capital will be a function of macroeconomic conditions, future gold prices, our operational performance, and energy costs. In light of the limited global availability of credit, we may determine that it may be necessary or preferable to issue additional equity or other securities. Additional financing may not be available when needed, or if available, the terms of such financing may not be favorable to us and, if raised by offering equity securities, may involve substantial dilution to existing shareholders.

As at June 30, 2009, our total assets were $131.1 million compared to $112.3 million as at December 31, 2008. The increase in total assets is primarily attributable to $14.2 million of proceeds from the exercise of 2,740,250 warrants and $0.5 million from the exercise of options together with the $6.3 million received from borrowings on the 2009 Credit Agreement. At June 30, 2009, working capital was $25.4 million compared to working capital of $12.9 million at December 31, 2008. The increase in working capital during the first half of 2009 was primarily due to a $16.7 million increase in ore on leach pads, offset by the adoption of EITF 07-5 and the related $3.5 million liability for equity-linked financial instruments, a reduction in cash of $3.7 million described above, and an increase in accounts payable of $1.4 million.

As at June 30, 2009, we had cash and cash equivalents totaling $12.8 million. All cash equivalents were invested in high quality short-term money market instruments, including government securities, bankers’ acceptances, bank notes, certificates of deposit, commercial paper and repurchase agreements of domestic and foreign issuers. As at June 30, 2009, we had no funds invested in asset backed commercial paper.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft; the Company’s expectation regarding the completion of the Hycroft refinery of the benefits generated from the operation of the refinery; potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; the Company’s expectations regarding the potential to increase production and reduce costs at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; expectations regarding the amount of future gold and silver production from the Hycroft mine; expectations regarding the Company’s future capital requirements and the sources and adequacy of liquidity available to the Company; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly

Q2 2009 Financial Results	9

Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures. The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

Non-GAAP Measures

Allied Nevada provided non-GAAP measures of “cost of sales per gold ounce” in this document. The Company believes that, in addition to conventional measures prepared in accordance with United States generally accepted accounting principles (U.S. “GAAP”), stakeholders use non-GAAP measures to evaluate the Company’s performance and its ability to generate cash flow. The above non-GAAP measure does not have any standardized meaning prescribed by GAAP and, therefore, may not be comparable to similar measures presented by other companies. Accordingly, the above measure is intended to provide additional information and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculation of this non-GAAP measure is presented below:

	Three months ended June 30, 2009	Six months ended June 30,2009

Cost of sales (millions)	$1,640	$3,748
Less: Silver revenues (millions)	$(95)	$(150)

Cost of sales, net of byproduct credits (millions)	$1,545	$3,598
Gold ounces sold	3,944	7,343
Cost of sales per gold ounce sold	$392	$490

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed the technical information contained in this news release.

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com

Q2 2009 Financial Results	10

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(US dollar thousands, except share amounts)

	(Unaudited)
	June 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$ 12,845	$ 16,511
Inventories	7,118	2,109
Ore on leachpads	19,582	2,886
Prepaids and other	1,325	1,238
Current assets	40,870	22,744

Restricted cash	12,659	12,637
Plant and equipment, net	30,980	29,294
Mine development costs	8,310	8,827
Reclamation premium and asset retirement cost asset	2,010	2,174
Mineral properties	36,257	36,583
Total assets	$ 131,086	$ 112,259

Liabilities:
Accounts payable	$ 9,507	$ 7,944
Amounts due to related parties	107	191
Accrued liabilities and other	1,163	1,057
Capital lease obligations, current portion	1,080	602
Asset retirement obligation, current portion	98	98
Liability for equity-linked financial instruments	3,526	---
Current liabilities	15,481	9,892

Other accrued liabilities	353	---
Deferred royalty income	715	634
Term loan	6,882	---
Capital lease obligations, noncurrent portion	4,367	2,392
Asset retirement obligation, noncurrent portion	5,930	5,735
Total liabilities	33,728	18,653

Commitments and Contingencies

Shareholders’ Equity:
Common stock	60	57
Additional paid-in-capital	213,796	195,381
Share-capital subscribed	1,220	---
Accumulated deficit	(117,718)	(101,832)
Total shareholders’ equity	97,358	93,606
Total liabilities and shareholders’ equity	$ 131,086	$ 112,259

Q2 2009 Financial Results	11

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF LOSS (Unaudited)

(US dollars in thousands, except shares and per share amounts)

	Thre months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenue:
Gold sales	$ 3,719	$ ---	$ 6,868	$ ---
Silver sales	95	---	150	---
	3,814	---	7,018	---
Operating expenses:
Cost of sales	1,640	---	3,748	---
	2,174	---	3,270	---
Stripping costs	28	---	3,905	---
Mine start up costs	---	292	---	292
Depreciation and amortization	322	122	844	225
Accretion	98	102	195	202
Exploration and land holding costs	854	5,582	1,280	10,482
Impairment of mineral properties	---	432	---	432
Corporate general and administrative	3,151	2,877	5,368	4,759
Loss from operations	(2,279)	(9,407)	(8,322)	(16,392)

Interest income	12	373	28	548
Interest expense	(260)	(1,146)	(303)	(1,223)
Loss due to change in value of equity- linked financial instruments	(3,726)	---	(5,194)	---
Other (expense) income	(617)	322	(659)	340
Net loss	$ (6,870)	$ (9,858)	$(14,450)	$(16,727)

Weighted average number of shares outstanding	58,464,045	56,037,337	58,013,299	49,503,024

Basic and diluted loss per share	$ (0.12)	$ (0.18)	$ (0.25)	$ (0.34)

Q2 2009 Financial Results	12

ALLIED NEVADA GOLD CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(US dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Cash flows from operating activities:
Net loss for the period	$ (6,870)	$ (9,858)	$ (14,450)	$ (16,727)
Adjustments to reconcile net loss for the period to net cash used in operating activities:
Depreciation and amortization	322	122	844	225
Amortization of deferred loan costs	14	1,133	14	1,167
Accretion	98	102	195	202
Impairment of mineral interests	---	432	---	432
Stock-based compensation	1,193	1,551	1,881	2,174
Unrealized foreign currency loss	534	329	534	313
Gain on disposal of assets	---	(196)	---	(196)
Loss due to change in fair value of equity-linked financial instruments	3,726	---	5,194	---
Change in operating assets and liabilities:
Inventories	(2,650)	(746)	(2,459)	(825)
Ore on leachpads	(10,976)	---	(16,599)	---
Prepaids and other	(209)	238	(14)	78
Accounts payable and amounts due to related parties	3,590	2,628	1,479	5,484
Accrued liabilities and other	271	(116)	459	51
Net cash used in operating activities	(10,957)	(4,381)	(22,922)	(7,622)

Cash flows from investing activities:
Additions to plant and equipment	(873)	(4,965)	(1,029)	(19,828)
Additions to mine development costs	(310)	(674)	(310)	(2,821)
Additions to mineral property	---	(5)	---	(5)
Restricted cash	(12)	(6,866)	(22)	(6,912)
Proceeds on disposal of mineral property	---	1,000	---	1,000
Proceeds from AMR receipts	---	---	81	460
Net cash used in investing activities	(1,195)	(11,510)	(1,280)	(28,106)

Cash flows from financing activities:
Proceeds on issuance of common stock	14,621	74,415	14,650	74,450
Offering costs	---	(5,166)	---	(5,166)
Proceeds from term loan	---	---	6,348	9,744
Repayment of term loan	---	(10,057)	---	(10,057)
Payment of loan costs	---	(7)	(87)	(1,748)
Repayments of principal on capital lease agreements	(213)	(36)	(375)	(39)
Net cash provided by financing activities	14,408	59,149	20,536	67,184

Net decrease in cash and cash equivalents	2,256	43,258	(3,666)	31,456

Cash and cash equivalents, beginning of period	10,589	8,303	16,511	20,105
Cash and cash equivalents, end of period	$ 12,845	$ 51,561	$ 12,845	$ 51,561

Supplemental cash flow disclosures:
Cash paid for interest	$ 301	$ 210	$ 344	$ 254

Non-cash financing and investing activities:
Shares issued in satisfaction of liability for equity- linked financial instruments	6,000	---	6,000	---
Mining equipment acquired by capital lease	2,835	2,191	2,835	2,191

Q2 2009 Financial Results	13